Exhibit 10.61

ModusLink

FY 2018 MANAGEMENT INCENTIVE PLAN

1.    PURPOSE OF THE PLAN. The purpose of the ModusLink FY 2018 Management Incentive Plan (the “MIP”) is to allow ModusLink Corporation and its subsidiaries (the “Company”) to provide incentive compensation bonuses (“Incentive Bonuses”) to key managers in both the corporate offices (“Corporate”) and particular business units (each, a “Business Unit”), upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. The MIP provides for the award of Incentive Bonuses that are intended to satisfy the requirements for performance-based compensation in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

2.    ADMINISTRATION OF THE MIP. The MIP shall be administered by the Chief Executive Officer (“CEO”), the Chief Human Resources Officer (“CHRO”) and the Compensation Committee of the Board of Directors (“Board”), provided that only the Compensation Committee shall determine the amount of the Incentive Bonus payable to the CEO and the direct reports to the CEO, who comprise the Executive Leadership Team (“ELT”) (the CEO, CHRO and the Compensation Committee are collectively referred to as “Plan Administrators”). Subject to the provisions of the MIP, the CEO and the CHRO shall have the authority to (i) nominate the key managers to participate in the MIP, (ii) propose the amount of the Incentive Bonus payable to any Participant, and (iii) make all other determinations and take all other actions necessary or appropriate for the proper administration and operation of the MIP, including amendment of the MIP. Any proposal or recommendation by the CEO and the CHRO regarding the MIP shall thereafter be approved, on at least a quarterly basis at the end of each fiscal quarter, by the Plan Administrators in their sole discretion and need not be uniform among Participants. The Plan Administrators’ interpretation of the MIP shall be final, conclusive and binding on all parties concerned, including the Company, its stockholders and any Participant.

3.    ELIGIBILITY. Incentive Bonuses under the MIP may be paid to those key managers who (a) have been designated as Participants by the Plan Administrators, and (b) are employed by the Company on the date payments are made under the MIP, and (c) have held a position eligible under section 3(a) for at least six months prior to the last day of the Fiscal Year 2018 (the “Participants”).

4.    PERFORMANCE PERIOD. Incentive Bonuses shall be payable to a Participant as a result of the satisfaction of the factors specified in Section 5 below, in respect to the Company’s 2018 fiscal year which begins on August 1, 2017 and ends on July 31, 2018 (“Fiscal Year 2018”).

5.    INCENTIVE BONUS CALCULATIONS.

(a)    Threshold Financial Results: No Incentive Bonus shall be awarded to any participant unless the Company achieves a minimum financial result of seventy-five percent (75%) of Target Adjusted EBITDA (the “EBITDA Threshold”). The amount of the Target Adjusted EBITDA for Fiscal Year 2018 and the EBITDA Threshold shall be as set by the Board or a committee thereof. “Adjusted EBITDA” shall be defined as adjusted EBITDA as defined for external reporting purposes, plus cost of “Align, Leverage, Prosper, Sustain” (“ALPS”) initiatives.

(b)    Participant Incentive Bonus Target. Each Participant shall receive Schedule A, attached hereto, which shall contain his or her individual Incentive Bonus Target, which shall be expressed as a percentage of his or her base salary as of August 1, 2017, the effective date of the MIP. To be eligible to receive Incentive Bonuses pursuant to the MIP, Participants will be required to acknowledge and accept his or her MIP Agreement.

(c)    Designation of Corporate or Business Unit Category. Participants are eligible for Incentive Bonuses aligned with either the Corporate or a Business Unit. Such designation shall be specified in Schedule A attached to each Participant’s MIP. To the extent that a Participant is aligned with more than one Corporate or Business Unit during Fiscal Year 2018, his or her bonus shall be calculated based on the results of the Corporate or Business Unit with which the Participant spent the most time during Fiscal Year 2018.

(d)    Calculation of Incentive Bonus Target Earned by Corporate Participants: Provided the Company has achieved or exceeded the EBITDA Threshold specified in 5(a) above, Incentive Bonuses for the Corporate Participants shall have three components: 50% of the Incentive Bonus shall be awarded based on achievement of the EBITDA Threshold, 35% shall be awarded based on year over year growth of Value Added Revenue (“VAR”) (which shall be defined as the revenue from sales, less the cost of materials and freight), and 15% shall be awarded based on Participant’s implementation of defined objectives in support of the Strategic Plan. Depending on the extent to which actual Adjusted EBITDA exceeds the EBITDA Threshold, the Plan Administrators shall apply a multiplier to the Incentive Bonus Target of between .75 and 2.00 that will result in a decrease or increase to the Incentive Bonus. The Incentive Bonus shall be calculated as follows:

(i)    If Adjusted EBITDA achievement is equal to or greater than the EBITDA Threshold, Participant shall receive that portion of his or her Incentive Bonus equal to fifty percent (50%) multiplied by the Participant’s Incentive Bonus Target;

(ii)    Provided that Year over Year VAR target, as determined by the CEO, is achieved, Participant shall also receive that portion of his or her Incentive Bonus equal to thirty-five percent (35%) multiplied by Participant’s Incentive Bonus Target; and

(iii)    Provided Participant implements his or her defined objectives in support of the Strategic Plan to the satisfaction of the Plan Administrators, Participant shall also receive all or a portion of his or her Incentive Bonus equal to fifteen percent (15%) multiplied by Participant’s Incentive Bonus Target.

(iv)    The Plan Administrators shall add the percentages resulting from sections 5(d)(i)-(iii) to determine the percentage of Incentive Bonus Target for which a Participant has qualified. That percentage, multiplied by the Participant’s base salary shall be the Base Incentive Bonus Amount (the “Base Incentive Bonus Amount”).

(e)    Calculation of Incentive Bonus Target Earned by Business Unit Participants. Provided the Company has achieved or exceeded the EBITDA Threshold specified in 5(a) above, Incentive Bonuses for the Business Unit Participants shall have four components: 25% of the Incentive Bonus shall be awarded based on achievement of the EBITDA Threshold, 35% shall be awarded based on achievement of Business Unit operating income goals determined by the CEO for each Business Unit, 25% shall be based upon Participant’s implementation of defined objectives in support of the Strategic Plan, and 15% shall be based upon meeting the cash conversion cycle target determined for each Business Unit by the Chief Financial Officer. Depending on the extent to which actual Adjusted EBITDA exceeds the EBITDA Threshold, the Plan Administrators shall apply a multiplier to the Incentive Bonus Target of between .75 and 2.00 that will result in a decrease or increase to the Incentive Bonus. The Incentive Bonuses shall be calculated as follows:

(i)    If Adjusted EBITDA achievement is equal to or greater than the EBITDA Threshold, Participant shall receive that portion of his or her Incentive Bonus equal to twenty-five percent (25%) multiplied by the Participant’s Incentive Bonus Target;

(ii)    Provided that Fiscal Year 2018 Business Unit operating income meets or exceeds that Business Unit’s operating income goals, Participant shall also receive that portion of his or her Incentive Bonus equal to thirty-five percent (35%) multiplied by Participant’s Incentive Bonus Target;

(iii)    Provided Participant implements his or her defined objectives in support of the Strategic Plan to the satisfaction of the Plan Administrators, Participant shall also receive all or a portion of his or her Incentive Bonus equal to twenty-five percent (25%) multiplied by Participant’s Incentive Bonus Target; and

(iv)    Provided that during Fiscal Year 2018, the cash conversion cycle meets the Business Unit’s target, Participant shall also receive that portion of his or her Incentive Bonus equal to fifteen percent (15%) multiplied by Participant’s Incentive Bonus Target.

(v)    The Plan Administrators shall add the percentages resulting from Sections 5(e)(i)-(iv) to determine the percentage of Incentive Bonus Target for which a Participant has qualified. That percentage, multiplied by the Participant’s base salary shall be the Base Incentive Bonus Amount (the “Base Incentive Bonus Amount”).

(f)    Application of Incentive Bonus Multiplier. If Adjusted EBITDA achievement is equal to or greater than EBITDA Threshold, and up to Target Adjusted EBITDA, the Base Incentive Bonus Amount shall be multiplied by the actual between percentage of Adjusted EBITDA (between 75% and 100%). If Adjusted EBITDA achievement is between 101% and 150% of Target Adjusted EBITDA, the Based Incentive Bonus Amount shall be multiplied by 101% to 200% on a corresponding and progressive performance scale based on the actual Adjusted EBITDA of between 101% and 150% of Target Adjusted EBITDA to determine the Participant’s Incentive Bonus.

(g)    Timing of Incentive Bonus Determination. As soon as practicable after the end of Fiscal Year 2018, but no later than 10 days following the release of fiscal year-end earnings, but before any Incentive Bonuses are paid, the Plan Administrators shall calculate the Incentive Bonuses for each participant.

6.    OTHER TERMS OF INCENTIVE BONUSES

(a)    Death. In the event that a Participant previously awarded or granted an Incentive Bonus shall die after the completion of Fiscal Year 2018, but prior to the payment of such Incentive Bonus, the Participant (or in the event of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive such amount, if any, of the Incentive Bonus granted or awarded to the Participant as shall be determined by the Plan Administrators in their sole discretion.

(b)    Other Terminations of Employment. If a Participant’s employment terminates prior to the end of a Fiscal Year 2018 for any reason other than death, the Participant shall not be entitled to receive any Incentive Bonus established for the Participant; provided, however, that the Plan Administrators, in their discretion, may determine that the Participant shall be entitled to receive all or any part of the Incentive Bonus that would be payable to the Participant based upon the achievement of the applicable requirements set forth in Section 5.

(c)    Payment. As soon as practicable following the Plan Administrators’ determination of the amount of any Incentive Bonus payable to Participant (in accordance with Section 5(d)), but no later than 15 days after such determination, such Incentive Bonus shall be paid by the Company in cash to Participant (the “Payment”). Notwithstanding the foregoing, if a Participant shall have died and the Committee, in its sole discretion, determines that Participant shall be entitled to receive an Incentive Bonus, then such Incentive Bonus shall be paid to such Participant’s beneficiary) in cash promptly following the date for payment specified by the Committee at the time the Incentive Bonus is determined by the Committee, but in no event later than March 31 of the year following the year in which such death occurred.

7.    MISCELLANEOUS PROVISIONS.

(a)    No Right to Incentive Bonus. Notwithstanding anything contained herein to the contrary, no key manager, officer or other person shall have any claim or legally binding right to be paid any Incentive Bonus awarded or granted under the MIP prior to the actual payment thereof, and any Participant who terminates employment (other than due to death) prior to the payment of an Incentive Bonus shall forfeit any right to receive such Incentive Bonus, regardless of the terms of any award or grant or any prior determination by the Committee. Participation in and/or the award of any Incentive Bonus and/or receipt of any payment under the MIP in any one year or over several years does not create an entitlement to participation in and/or any award of grant any Incentive Bonus under a MIP in a subsequent year.

(b)    No Assurance of Employment. Neither the establishment of the MIP nor any action taken thereunder shall be construed as giving any key manager, officer or other person any right to be retained in the employ of the Company.

(c)    Withholding Taxes. The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.

(d)    No Transfers or Assignments. No Incentive Bonus under the MIP nor any rights or interests herein or therein shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party (other than the Company), except, in the event of the Participant’s death, to his designated beneficiary as hereinafter provided.

(e)    Beneficiary. Any payments on account of an Incentive Bonus payable under the MIP to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Secretary of the Company or in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.

(f)    Non-exclusivity of MIP. Nothing in the MIP shall be construed in any way as limiting the authority of the Plan Administrators, the Board of Directors of the Company or the Company to establish any other annual or other incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, whether or not such person is a Participant in this MIP and regardless of how the amount of such bonus or compensation is determined.

8.    AMENDMENT OR TERMINATION OF THE MIP. The Plan Administrators, without the consent of any Participant, may at any time terminate or from time to time amend the MIP in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment with respect to the terms of the MIP that would require the approval of the stockholders of the Company pursuant to Section 162(m) of the Code shall be effective without such approval.

9.    LAW GOVERNING. The validity and construction of the MIP shall be governed by the laws of the State of Delaware, but without regard to the conflict laws of the State of Delaware.

10.    EFFECTIVE DATE. The MIP shall be effective as of August 1, 2017, or, if applicable, when approved by the stockholders of the Company in accordance with Section 162(m) of the Code.